TriNet Announces Appointment of Ralph Clark, President and Chief Executive Officer of ShotSpotter, to its Board of Directors

Seasoned Executive Adds Expert Insight into the Needs of Small and Medium-Size Business

Dublin, CA — March 18, 2021—TriNet, a leading provider of comprehensive human resources for small and medium-size businesses (SMBs), today announced that Ralph Clark, president and chief executive officer of ShotSpotter, Inc., a leader in precision policing solutions that enable law enforcement to more effectively respond to, investigate and deter crime, has been appointed to the company’s board of directors.

Mr. Clark has nearly 30 years of executive experience in the small to medium-size business space and has led ShotSpotter for over a decade. His experience also includes leading and founding several startups, VC firms and financial services companies.

“Ralph is a well-respected leader with a remarkable success record as an entrepreneur and trusted advisor to small businesses. He led ShotSpotter from a tech startup with an ingenious, life-saving product to an award-winning and industry-leading, publicly traded company,” said TriNet President and Chief Executive Officer, Burton M. Goldfield. “He is a dynamic, out-of-the box thinker who is socially conscious with the work he does and one of the most genuine individuals I know. Adding Ralph to our board will be an incredible benefit to TriNet and the businesses we proudly serve.”
Mr. Clark is dedicated to ShotSpotter’s mission of helping law enforcement agencies provide equal protection for at-risk, underserved neighborhoods, improving public safety and restoring police as trusted guardians of the community. Before the company’s initial public offering, he led its transformation into a SaaS model to better serve police departments in leveraging ShotSpotter’s technology to reduce gun violence. He has also overseen record customer satisfaction numbers and an explosive growth of ShotSpotter’s product into more than 100 cities.

“I have a long-standing relationship with TriNet and am continually impressed with the work they do to power small and medium-size business success,” said Mr. Clark. “Now, more than ever, it is vital that we band together to stand behind our entrepreneurs, who are the lifeblood of the economy. America’s businesses are facing enormous challenges and I am thrilled join the TriNet Board as an advocate for small and medium-size businesses and business leaders.”

Previous and current boards that Mr. Clark has chaired or been a member of include Pacific Community Ventures, the Oakland Boys and Girls Club, Oakland Museum of California, Harvard Business School’s California Advisory Board and the American Conservatory Theater. He has earned a Master of Business Administration from Harvard Business School and a Bachelor of Science in economics from the University of the Pacific.

About TriNet TriNet (NYSE: TNET) provides small and medium size businesses (SMBs) with full-service HR solutions tailored by industry. To free SMBs from HR complexities, TriNet offers access to human capital expertise, benefits, risk mitigation and compliance, payroll and real-time technology. From Main Street to Wall Street, TriNet empowers SMBs to focus on what matters most—growing their business. TriNet, incredible starts here. For more information, visit TriNet.com or follow us on Twitter.

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